Exhibit 21.1

List of Subsidiaries

Name	State or Country of Organization
Hatchet Ridge Holdings LLC	Delaware
Hatchet Ridge Wind, LLC	Delaware
Nevada Wind Holdings LLC	Delaware
Ocotillo Express LLC	Delaware
Ocotillo Wind Holdings LLC	Delaware
Pattern Canada Finance Company ULC	Nova Scotia
Pattern Gulf Wind Equity LLC	Delaware
Pattern Gulf Wind Holdings LLC	Delaware
Pattern Gulf Wind LLC	Delaware
Pattern Santa Isabel LLC	Delaware
Pattern St. Joseph Holdings Inc.	Canada
Pattern US Finance Company LLC	Delaware
Santa Isabel Holdings LLC	Delaware
Spring Valley Wind LLC	Nevada
St. Joseph Windfarm Inc.	Canada